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CLAYTON HOMES, INC.

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      Set forth below is the text of the press release issued by Clayton Homes, Inc. on July 2, 2003.

NEWS RELEASE

FOR IMMEDIATE RELEASE

July 2, 2003	Contact:	Investor Relations
	Phone:	865-380-3206
	Fax:	865-380-3784

Clayton Homes, Inc. (CMH: NYSE) Issues Letter to Shareholders

Dear Fellow Shareholders:

We are pleased to provide you with additional information on the Berkshire Hathaway transaction. There is some degree of misunderstanding on a number of significant issues, and our goal here is to set the record straight.

Despite suggestions to the contrary, we did not solicit an offer from Berkshire. Because Berkshire was interested in other companies in the industry, a mutual friend suggested that Mr. Warren Buffett read my father’s autobiography for additional information. He called discussing industry financing issues and ultimately suggested we explore a transaction. Our board initially expressed mild interest in the Berkshire offer.

Independent directors controlled the selection of an investment banker and outside counsel. Those directors engaged in a thorough evaluation process without the presence of management. Ultimately the independent directors concluded that the merger is in the best interest of all shareholders. They did insist that ample time be allowed for competing offers. Clayton Homes was free to accept bids and negotiate with other bidders for more than 30 days after the public announcement. Even today the board has the ability to accept a higher offer, but there has not been one request for information—much less a bid.

Berkshire’s interest in manufactured housing no doubt added creditability and caused industry stocks to advance in sync with the overall market rise. To surmise that CMH stock is worth more than $12.50 assumes that all 20 plants are operating at high utilization rates fueled by aggressive financing similar to that of the 1990’s. The addictive financing by a few competitors brought the massive losses, the sub-prime label, and the paralyzing 5% interest rate penalty over that of site-built housing. In the process, our access to capital at competitive rates has been practically destroyed. The press accounts reference a new lender entering the industry. Like the other major bank active in the industry, it will hold the loans on its balance sheet and not securitize them.

Clayton Homes must raise over $1 billion a year to fund home sales. The securitizations in February and in November resulted in our retaining over $60 million in bonds that could not be sold at acceptable prices. Continuing to securitize would not only make us less competitive, but would require the company to take on risky levels of debt.

The opposition states that the industry is improving. In fact, industry shipments continue to plummet, decreasing 26% year to date through April. The May flash report from the Manufactured Housing Institute is even more disheartening—shipments down another 29.5%. The industry has not bottomed. Even Fannie Mae has announced that it is implementing tighter financing standards for manufactured housing.

The value of Clayton communities has been compared to those in the pending sale of Chateau Communities. Ours are not built on golf courses or marinas like some in the Chateau portfolio, and occupancy is only 75% at CMH compared to nearly 90%. Average Chateau site rent is 160% of Clayton’s, and operating income per site is 300% of ours. Consequently, Chateau’s properties are worth more.

We take strong exception to the accusations that our independence, fiduciary responsibility, and corporate governance have been compromised. No compensation contracts, equity agreements, or side deals of any kind have been entered into with Berkshire Hathaway. The directors on our board have impeccable credentials and fully realize that their duty is to maximize value to all shareholders.

Without the access to reliable capital and the lower cost of funds provided by the merger, Clayton Homes will lose its competitive advantages. We have a solid understanding of the industry’s dynamics and recognize the significant paradigm shift in financing.

Your vote in favor of this transition is important to all shareholders. We urge you to vote in favor.

Yours truly,

Kevin Clayton
Chief Executive Officer and President
Clayton Homes, Inc.

This press release contains forward-looking statements with respect to management’s beliefs about the financial condition, results of operations and business of Clayton Homes in the future. These statements involve risks and uncertainties. The actual outcome could differ materially from that contemplated by such statements. Factors that could cause or contribute to such differences could include, but are not limited to: market conditions in the manufactured housing market, the degree of continued market acceptance of Clayton Homes’ products, competition, failure of the requisite stockholders to approve the merger, litigation related to the merger, and merger-related costs and expenses. The non-merger related factors mentioned above, as well as other factors that could affect Clayton Homes’ business, are discussed in Clayton Homes’ Annual Report on Form 10-K for the fiscal year ended June 30, 2002, on file with the Securities and Exchange Commission. Clayton Homes does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

July 2, 2003